CFO Commentary on Fourth-Quarter 2013 Results

Summary

The fourth quarter 2013 results compared to last year’s fourth quarter were as follows:

•	Revenue of $400.2 million, up 10.7% from $361.7 million
•	Gross margin of 21.8% is flat
•	*Adjusted Operating Income of $15.9 million was up 2% from $15.6 million
•	Operating income of $16.5 million was up 6.7% from $15.4 million
•	Net income applicable to common shares increased 32.0% to $8.3 million
•	Net earnings per diluted common share of $0.11 was up from $0.08

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying today’s earnings release.

Revenue

Revenue of $400.2 million was up 26.2% sequentially and up 10.7% from a year ago. Revenue growth was driven by increases in volume of 14%. This growth was offset by declining prices due to the pass-through of lower steel costs and competitive pricing pressure. The impact of lower steel prices reduced revenue by an estimated $9.4 million.

•	Coaters third-party revenue of $28.8 million increased by 32% with third-party volumes up by 21% versus last year’s fourth quarter results;

•	Components third-party revenue of $175.6 million increased by 14% with third-party volumes up by 16% compared to last year’s fourth quarter;

•	Buildings third-party revenue of $195.8 million increased by 6% with third-party volumes up by 6% versus the comparable quarter last year;

Gross Margin

Gross profit grew to $87.3 million, up $20.3 million from the third quarter, and up $8.5 million from a year ago. Gross margin of 21.8% was up by 0.7 points from the third quarter, and was flat from a year ago.

ESG&A Expenses

ESG&A expenses were $70.8 million, an increase of $8.1 million from the third quarter, and up $7.6 million from a year ago. The increase in ESG&A expenses over the prior year is attributable to the following:

•	~$4.3 million related to volume growth and the additional operating week this quarter vs. last year fourth quarter

•	~$3.4 million related to growth initiatives (Middletown coating facility, enhancements and expansions of our distribution channels, marketing effectiveness and customer responsiveness.)

•	~$1.3 million related to the non-cash amortization of stock compensation

•	The above items were offset by ~$1.4 million reduction in acquisition-related depreciation and amortization and other items.

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Other Income Statement Items

On August 6th, our coil coating facility in Jackson, MS experienced a fire caused by an exhaust fan failure that damaged the roof and walls of two curing ovens. We incurred and capitalized costs of approximately $1.9 million to rebuild the ovens. To date, we have received cash reimbursement for these expenditures of $1.0 from our insurance carrier. Because the affected assets were fully depreciated, the cash received from our insurance carriers has been reflected as a "gain on insurance recovery" in our Q4 2013 income statement. We have submitted claims for the remaining $0.9 and expect to have these settled during fiscal 2014. Also related to this incident, the Coating group recognized approximately $0.5 million in incremental operating expenses during the quarter which have not been reimbursed by insurance carriers at this time. If and when reimbursements are received, they will be recognized as reductions of expense in the Coaters group.

Diluted Shares

As previously disclosed, all of the outstanding shares of Series B Cumulative Convertible Participating Preferred Stock were converted into common shares during the third quarter. These shares are now included in our weighted average shares outstanding for purposes of computing earnings per share. For fiscal 2013, considering the conversion date of May 14, 2013, our weighted average diluted common shares outstanding were 44.8 million.

Q1 2014 Outlook

The following are our current expectations for certain financial items for our next fiscal quarter:

ESG&A Expenses

We expect our ESG&A expenses to range between $63 million and $66 million.

Interest Expense

We expect our interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $2.8 and $3.0 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 37% and 40%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 75.0 million for the upcoming quarter and 75.8 million for fiscal 2014.

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Balance Sheet and Cash Flow Items

We expect our capital expenditures in fiscal 2014 to range between $24 and $28 million.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 28, 2012, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

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